Exhibit 16.1

April 26, 2011

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Plastron Acquisition Corp. II

We have read the statements that we understand Plastron Acquisition Corp. II will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith & Company, LLC
Certified Public Accountants